  EXHIBIT 2.3

AMENDMENT NO. 1 TO THE

THIRD AMENDED AND RESTATED OPERATING AGREEMENT

OF

IRON BRIDGE MORTGAGE FUND, LLC

THIS AMENDMENT NO. 1 TO THE THIRD AMENDED AND RESTATED OPERATING AGREEMENT (the “Amendment”) of IRON BRIDGE MORTGAGE FUND, LLC, an Oregon limited liability company (the “Company”) is dated as of November 25, 2024. Any capitalized terms used but not defined in this Amendment shall have their defined meanings as set forth in the Agreement (as defined below).

RECITALS:

A. The Company, its Manager and the Members entered into the Third Amended and Restated Operating Agreement dated as of July 28, 2022 (the “Agreement”).

B. Pursuant to Section 14.2 of the Agreement, certain sections of the Agreement may be amended by the Manager without any vote or other action by the other Members, including amendments to satisfy any requirements, conditions, guidelines, directives, orders, rulings or regulations of any Governmental Authority, or as otherwise required by Applicable Law, or to cure any ambiguity or correct or supplement any provisions herein contained which may be incomplete or inconsistent with any other provision herein contained.

C. The Manager and the Majority Members wish to amend Section 4.3(a) (Automatic Reinvestment of Distributions); Section 4.3(d) (REIT Excess Distributions); Section 6.5 (Redemption of Units); Section 15.6 (Submission to Jurisdiction); and Section 15.19 (Waiver of Trial by Jury) of the Agreement as set forth below to better satisfy and reflect requirements under Applicable Law and to cure certain ambiguities.

AGREEMENT:

1. Section 4.3(a) of the Agreement is amended in its entirety by deleting Section 4.3(a) and replacing it with the following:

(a) Automatic Reinvestment of Distributions. Each Class A Member, Class C Member, and Class D Member has elected to, and hereafter shall be treated as having elected to, reinvest all distributions made with respect to their Class A Units, Class C Units and Class D Units for the purchase of additional Units of the same class associated with such distributions. Each Class B Member shall reinvest all distributions made with respect to its Class B Units for the purchase of additional Class C Units or Class D Units, as determined by the Manager in its sole discretion unless such Class B Member has provided advance written notice to the Manager of its preference. In each case, the reinvestment of distributions by a Member in additional Units shall be at a purchase price equal to the offering price of such Units if the Company is currently offering such Units, or, if no offering is being conducted, the NAV as of the last date of the month preceding such reinvestment, as determined by the Manager in its sole discretion. No transaction fees shall be charged to a Member who reinvests and such reinvestment shall apply both to Units held at the time of the election and Units subsequently acquired pursuant to reinvestment. The “NAV” means the net asset value, as calculated by the Manager. The NAV will be calculated no less than monthly and shall be determined based on the estimated market value of the Company’s total assets, less the value of all liabilities.

2. Section 4.3(d) of the Agreement is amended in its entirety by deleting Section 4.3(d) and replacing it with the following:

(d) REIT Excess Distributions. If the Manager determines in its sole discretion that distributions in excess of the amount the Manager otherwise would have distributed to Members pursuant to Section 6.2 are necessary or appropriate to ensure or maintain the status of the Company as a REIT for U.S. federal income tax purposes or to avoid the imposition of any U.S. federal income or excise tax (such excess amount, “Excess Distributions”), the Manager may cause the Company to make such Excess Distributions but automatically reinvest such Excess Distributions for the purchase of additional Units of the same class associated with such Excess Distribution (or, in the case of Class B Members, of another class). Any such reinvestment shall be at a purchase price equal to the offering price of such Units if the Company is currently offering such Units, or, if no offering is being conducted, the NAV as of the last date of the month preceding such reinvestment, as determined by the Manager in its sole discretion. No transaction fees shall be charged to a Member in connection with such reinvestment.

3. Section 6.5 of the Agreement is amended in its entirety by deleting Section 6.5 and replacing it with the following:

(a) The Manager shall have the right to unilaterally redeem on behalf of the Company all or any portion of a Member’s Class A Units, Class B Units, Class C Units, or Class D Units, as applicable, at any time by payment of any accrued but unpaid Preferred Return applicable to such Units being redeemed together with the Redemption Price per Unit (as defined below) and any profit participation through the preceding month end; provided, however, that the Manager shall not (i) unilaterally make any redemption of the Class A Units or Class B Units if such redemption would cause the Unreturned Capital Contributions of the Class A Units and the Class B Units, in the aggregate, to equal an amount less than 20% of the total assets of the Company (the “Class Limitation”), or (ii) unilaterally make any redemptions during any period when it has suspended processing Redemption Requests pursuant to the terms hereof. The “Redemption Price per Unit” means an amount equal to the lesser of (i) the NAV per Unit as of the last day of the previous month, or (ii) the then current offering price per Unit, if the Company is engaged in an offering.

(b) A Member shall have the right to require a redemption of all or a portion of its Units by submitting a written request (a “Redemption Request”) to the Manager; provided, however, any Member submitting a Redemption Request that holds less than 50,000 Units must submit a Redemption Request with respect to all Units held by such Member. Upon the submission of a Redemption Request, the Preferred Return applicable to any such Units being redeemed shall be deemed to have ceased to accrue as of the last day of the month immediately preceding the month in which the Units are redeemed. In connection with a Redemption Request, the Member requesting redemption shall be entitled to receive an amount equal to any accrued but unpaid Preferred Return applicable to such Units being redeemed together with the Redemption Price per Unit (as defined below) and any profit participation through the preceding month end. Following the completion of a redemption, such redeemed Member will have no further interests in the Units that were redeemed or, in the case of a Member who has had all of its Units redeemed, any interest in the Company or any right to any further distributions by the Company.

(c) Except as otherwise provided for herein, the Manager shall maintain a list (the “Redemption List”) of all such requests and shall complete Redemption Requests in the order received, subject to the limitations set forth herein.  If any Redemption Requests are not satisfied in any quarter because of the aforementioned limitations, at the beginning of the next quarter, Redemption Requests that were not satisfied during the previous quarter and that have not been withdrawn will be redeemed on a pro rata basis, prior to any new Redemption Requests.  Notwithstanding the foregoing, at any time, the Manager may prioritize Redemption Requests related to (and in the following order of priority): (a) repurchases upon the death of a Member; (b) repurchases in connection with a disability, as determined by the governmental agency responsible for reviewing the disability retirement benefits that the Member could be eligible to receive or determination of incompetence, processed in order of the date such disability or incompetence was determined; (c) repurchases in connection with required minimum distribution requirements for the Member, processed in order of the date the notice is received; and (d) any Repurchase Request for less than 50,000 Units.

(d) It is the intention of the Company to complete all Redemption Requests in sixty (60) days of receipt of a Redemption Request, provided however:

(i) If the Company receives a Redemption Request from a Member (or group of affiliated Members) for an aggregate amount over $1 million, then the Company may, at the Manager’s election, as determined in its sole discretion, complete any such Redemption Request (and subject further to the provisions set forth in subsection (ii) below) in multiple quarterly payment intervals of $1,000,000 for each such payment date.

(ii) If the Company has unfulfilled Redemptions Requests at any time from Members collectively seeking redemption for more than thirty percent (30%) of outstanding Units, or to the extent that the processing of Redemption Requests may otherwise be prohibited by law, then the Company may elect to (A) suspend processing Redemption Requests in the order received; (B) extend the redemption date for all Members until such time as the Company has sufficient liquidity to complete such redemptions without causing a material adverse impact on the Company or otherwise violating applicable law, as determined by the Manager in its reasonable discretion, with no requirement of the Company or the Manager to market or sell any Investments or other assets at fire sale or discount prices to complete any outstanding Redemption Requests, (C) make payments, or prepayments as applicable, to Members who have submitted a Redemption Request, provided, however, that any such payments or prepayments shall be made in the order of priority set forth in Section 6.2(b) (Distributions of Net Cash Flow From Sale or Refinance) instead of in the order received (subject to the Class Limitation); and (D) give notice to all Members that the Company is electing to take the actions set forth in subsections (A), (B) and (C) above.

(iii) The Company shall limit aggregate redemptions in any calendar quarter to an amount, on a net basis, of no more than 5% of the Company’s most recently determined aggregate NAV as of the last day of the previous quarter.  Repurchase limitations will be based on “net repurchases” during a quarter, as applicable. The term “net repurchases” means the excess of the Company’s Unit repurchases (capital outflows) over the proceeds from the sale of the Company’s Units (capital inflows) for a given period.  If redemptions do not reach the 5% limit in a calendar quarter, the unused portion generally will be carried over to the next quarter, but not any subsequent quarter, except that the maximum amount of redemptions during any quarter may never exceed 10% of the aggregate NAV of the Company’s most recently determined aggregate NAV. While shares subject to a Redemption Request upon the death of a Member will be included in calculating the maximum number of Units that may be redeemed, Units subject to a redemption requested upon the death of a Member will not be subject to the percentage limitation.

(iv) If at any time the amount of Unreturned Capital Contributions associated with the Class A Units and Class B Units, in the aggregate, equal less than 20% of the total assets of the Company, the Company shall suspend processing Redemption Requests associated with Class A Units and Class B Units and extend the redemption date for such Units until such time as the Unreturned Capital Contributions associated with the Class A Units and the Class B Units in the aggregate exceeds 20% of the total assets of the Company.

(v) Notwithstanding any provision herein to the contrary, the Manager shall be entitled to reject a Redemption Request, limit the amount to which a Redemption Request applies or otherwise modify the terms of satisfying a Redemption Request to the extent the Manager determines necessary or advisable to ensure or maintain the status of the Company as a REIT or avoid any U.S. federal income or excise tax.

(e)The Members hereby agree and acknowledge that the Company may utilize any source of proceeds to effectuate redemptions under this Section 6.5, including, but not limited to, portfolio loan payoffs, real estate sales, Capital Contributions and debt financing. Any payments made to a Member in connection with the redemption of such Member’s Units shall be subject to all applicable withholdings with regard to the collection of taxes, interest, and penalties attributable to such Member. If the Manager deems it necessary, the Manager may set up an escrow account or otherwise set aside any amounts as reasonably determined by the Manager pending the determination of whether any withholding is required. Any such amounts withheld by the Company with regard to the collection of taxes, interest, and penalties attributable to such Member in connection with a redemption and paid to any taxing jurisdiction shall be treated as a payment under this Section 6.5.

(g) The Manager shall have the sole discretion to administer and interpret this Section 6.5. The Manager’s interpretations, decisions, and determinations shall be final and binding on all parties. The Manager is authorized to establish rules and procedures for the administration of this Section 6.5, and may delegate certain responsibilities as deemed appropriate. The Manager may, in its sole discretion, amend, suspend, or terminate the redemption plan as described in this Section 6.5 at any time, provided Members are given at least 10 days notice. Notwithstanding any provision herein to the contrary, any redemption made under this Section 6.5 shall be subject to compliance with applicable securities law and exemptions.

4. Section 15.6 of the Agreement is amended in its entirety by deleting Section 15.6 and replacing it with the following:

15.6 Submission to Jurisdiction. Each Member irrevocably consents and agrees that any legal action or proceeding with respect to this Agreement and any action for enforcement of any judgment in respect thereof may be brought in the courts of the State of Oregon for Multnomah County or the United States federal courts for the District of Oregon (Portland, Oregon), and, by execution and delivery of this Agreement, each Member hereby submits to and accepts for itself and in respect of its property, generally and unconditionally, the non-exclusive jurisdiction of the aforesaid courts and appellate courts from any appeal thereof. Each Member further irrevocably consents to the service of process out of any of the aforementioned courts in any such action or proceeding by the mailing of copies thereof in the manner set forth in Section 15.9. Each Member hereby irrevocably waives any objection which it may now or hereafter have to the laying of venue of any of the aforesaid actions or proceedings arising out of or in connection with this Agreement brought in the courts referred to above and hereby further irrevocably waives and agrees not to plead or claim in any such court that any such action or proceeding brought in any such court has been brought in an inconvenient forum. Nothing herein shall affect the right of the Manager or the Company to serve process in any other manner permitted by law or to commence legal actions or proceedings or otherwise proceed against any other Member hereunder in any other jurisdiction. Notwithstanding anything herein to the contrary, nothing herein shall limit the forums available to bring any actions to enforce any duty or liability created by the United States federal securities laws and the rules and regulations thereunder. Nothing in this Section shall be deemed to constitute a submission to jurisdiction, consent or waiver with respect to any matter not specifically referred to herein.

5. Section 15.19 of the Agreement is amended in its entirety by deleting Section 15.19 and replacing it with the following:

15.9 Waiver of Trial by Jury. To the extent permitted by applicable law, each party hereto hereby irrevocably waives all right of trial by jury in any action, proceeding or counterclaim, arising out of or in connection with this Agreement or any matter arising hereunder. Claims under the United States federal securities laws shall not be subject to this jury trial waiver provision.

6. Except as set forth herein, the Agreement shall remain unchanged and in full force and effect.

IN WITNESS WHEREOF, the undersigned have executed this Amendment effective as of the date reflected above.

MANAGER:
IRON BRIDGE MANAGEMENT GROUP, LLC

By:

         Gerard Stascausky

         Manager/Member